EXHIBIT 11.1

                            BRADLEY PHARMACEUTICALS, INC.
              STATEMENT REGARDING COMPUTATION OF PER SHARE INCOME (LOSS)




                                                  YEAR ENDED
                                               DECEMBER 31, 1995

                                        Primary             Fully Diluted
                                        -------             -------------

          Net Loss                      $(6,921,241)        $(6,921,241)

          Weighted average
          shares outstanding              7,348,975           7,348,975

          Net loss per share                 $(.94)              $(.94)
                                             ======              ======



                                                  YEAR ENDED
                                               DECEMBER 31, 1996

                                        Primary             Fully Dilluted
                                        -------             --------------

          Net Income                    $1,598,507          $1,598,507

          Weighted average
          shares outstanding             7,175,348           7,175,348

          Net loss per share                 $.22                $.22
                                             ====                ====